The Articles of Association
of
the Chinese-foreign Equity Joint Venture
Inner Mongolia Sunrise Petroleum CO.LTD

INNER MONGOLIA PRODUCTION COMPANY (HK) LIMITED

And

BEIJING JINRUN HONGDA TECHNOLOGY CO.LTD

The Articles of Association

Chapter 1 General Provisions

Article 1 In accordance with The Law of The people's Republic of China on Chinese-foreign Equity Joint Ventures and other relevant Chinese laws and regulations, INNER MONGOLIA PRODUCTION COMPANY (HK) LIMITED ("party A"), and BEIJING JINRUN HONGDA TECHNOLOGY CO.LTD ("party B"), adhering to the principles of equality and mutual benefit and after friendly consultations, according the contract for the Joint Venture (referred to as Joint Venture) signed on October 25,2006, agree to enter into this Articles of Association.

Article 2 The name of Joint Venture is Inner Mongolia Sunrise Petroleum Co. Ltd.

Article 3 The parties to the Joint Venture:

INNER MONGOLIA PRODUCTION COMPANY (HK) LIMITED (hereinafter referred to as party A) register in Hong Kong , Which is located in at 251 Hennesey Road ,Hong Kong , P. R. China.

BEIJING JINRUN HONGDA TECHNOLOGY CO.LTD (hereinafter referred to as party B) register in Beijing , the legal address of which is A#50 Yibeizhiyi Pingfang Road , Chongwen District, Beijing , P. R. China.

Article 4 The Joint Venture shall take the form of a limited liability company.

Article 5 The Joint Venture, a Chinese enterprise legal person , shall follow the provisions of the laws and regulations of the People's Republic of China in all their activities.

Chapter 2 Purpose and business scope

Article 6 The business purpose of the Parties to the joint venture is in accordance with the principle of equality and mutual benefit, to improve the product quality and raise economic results by adopting advanced, appropriate and scientific management method, so as to ensure satisfactory economic benefits for each investor.

Article 7 The business scope of the Joint Venture Company shall be to engage to exploit the oil field.

Chapter 3 Total Amount of Investment and the registered capital

Article 8 The Total Investment of the Joint Venture shall be 100million RMB.

Article 9 The registered capital of Joint Venture shall be 5.2 million RMB. The Investment of the Joint Venture as follows:

Party A shall pay the foreign currency in amount of RMB 5.044 million Yuan (according to the benchmark exchange rate announced by the People's Bank of China on the submission of the funds), accounting for 97% of the registered capital; Party B shall pay the RMB 0.156 million

Yuan in cash, accounting for 3% of the registered capital.

Profit Sharing: according to the proportion of each Participant's investment

Article 10 The Parties to the joint venture shall pay in all the investment subscribed according to the time limit stipulated in the contract. Within 3 months since of issuing the business license of the joint venture , Party A shall pay 11.794 million RMB, accounting for 23.38% of Party A's total contribution; Party B shall pay 0.362 million RMB, accounting for 23.20% of Party B's total contribution. Both Parties shall pay the rest of their contribution of 39.844 million RMB in two installments, since the date of the . The first installment of 19.922 million RMB shall be paid on Jun 30, 2007 and the second installment of 19.922 million RMB shall be paid on Nov 30, 2007.

Article 11 After the investment is paid by the Parties to the joint venture, a Chinese registered accountant shall verify it and provide a certificate of verification, in accordance with which the joint venture shall issue an investment certificate, which includes with the following items: name of the joint venture ,date, month and year of the establishment of the joint venture ; names of the Participants and the investment contributed; date, month and year of the contribution of the investment; and date, month and year of issuance of the investment certificate.

Article 12 Any increase or reduction of the registered capital of the joint venture shall be approved by a meeting of the board of directors and submitted to the examination and approval authority for approval. Registration procedures for changes shall be dealt with at the registration and administration office.

Chapter 4 The Board of Directors

Article 13 Joint Venture set up board of directors. The highest authority of the joint venture shall be its board of directors.

Article 14 The board of directors shall decide all major issues concerning the joint venture.

The board of directors shall exercise the following powers:

a. To decide upon the operation policies and investment plans of the joint venture.

b. To examine and approve the reports by the general manager.

c. To examine and approve the proposed annual financial budget and final accounts, profit distribution plan and plan for recovery of losses of the joint venture.

d. To formulate the basic management systems of the joint venture.

e. To decide establishing a branch.

f. To amend the Articles of Association of the joint venture, including adding the additional directors.

g. To decide merger or division of the joint venture

h. To appoint general manager and deputy manager of the joint venture, the chief engineer, the chief accountant, auditor and other high-ranking management personnel.

i. To decide termination, dissolution and liquidation of the joint venture.

j. To decide investing to other companies or offering guarantee to other companies by the joint venture.

k. Decision of the Board shall be made by majority vote.

Article 15 The board of directors shall be made up of 3 directors. Party A appoints 2 directors, Party B appoints 1 director.

Article 16 The chairman of the board is the legal representative of the joint venture. Chairman of the directors is Frank C. Ingriselli.

Article 17 Directors will hold the office for four years and may serve consecutive terms if re-appointed by the relevant Party. If a seat on the Board is vacated by the retirement, resignation, illness, disability or death of a director or by the removal of such director by the Party that originally appointed the director, the Party that originally appointed such director shall appoint a successor to serve out such director's remaining term. The Party shall then notify the other Party of the appointment of the successor.

Article 18 The board of director shall convene at least one meeting every year. The meeting shall be called and presided over by the chairman of the board. Should the chairman be unable to call the meeting, he shall authorize the vice-chairman or other director to call and preside over the meeting. The chairman may convene an interim meeting based on a proposal made by more than one-third of the directors.

Article 19 A board meeting shall generally be held at the location of the joint venture's legal address or in Beijing of P. R. China.

Article 20 In concerning a meeting of the board of directors, a notice should be given to the directors concerned 30 days before the meeting is held.

Article 21 If a director is unable to participant in a Board meeting, the director may issue a proxy and entrust a representative to Participant in the meeting on the director's behalf by giving notice to the Chairman of the Board (or any director designated by the Chairman to represent the Chairman) at or prior to such Board meeting.

Article 22 The board of directors shall keep minutes of meetings made on the matters discussed and being signed by the director or his representative present.

Article 23 The meeting reports shall be written in both English and Chinese.

Chapter 5 Management Office

Article 24 Joint venture shall establish a management office which shall be responsible for daily management. The management office shall have technology, sale, finance, administration departments.

Article 25 Joint venture shall have a general manager and some deputy general managers. They shall be engaged by the board of directors of the joint venture.

Article 26 The general manager shall be responsible to the board of directors and be in charge of the joint venture's daily production operations and management of the joint venture and organize the implementation of the decisions of the board of directors. The deputy general manager shall perform the duties assigned to him by the general manager, assist the general manager in his duties, report directly to the general manager, and temporarily perform the duties of the general manager if the general manager is unable to perform such duties due to illness, disability, death or incompetence for over a consecutive two week-period.

Article 27 The expiration of the term for the general manager is four years. The general manager may serve consecutive terms if re-appointed by the board of directors.

Article 28 Manager of the joint venture and other high-ranking management personnel shall not engage on their own behalf or on behalf of others in any businesses that are the same of that of the joint venture or activities that are harmful to the joint venture.

Article 29 The joint venture shall appoint a financial manager, a chief engineer and high-ranking management personnel if necessary, who shall be employed by the board of directors of the joint venture and leaded by general manager.

Article 30 When the general manager, financial manager, the chief engineer and other high-ranking management personnel apply to resign, a written notice shall be given to the board of directors concerned two months before his resignation.

In case of graft or serious dereliction of duty on the Party of the general manager, the chief engineer, financial deputy general manager, the engineer deputy general manager and other high-ranking management personnel, the board of directors shall have the power to dismiss them at any time, after discussion.

Chapter 6 Financial Affairs and Accounting

Article 31 Procedure for handling financial affairs and accounting of a joint venture shall be formulated in accordance with China's relevant laws.

Article 32 The fiscal year of a joint venture shall coincide with the calendar year, i.e. from January1 to December 31 on the Gregorian calendar.

Article 33 All vouchers for keeping accounts, receipts, statements and accounting books shall be written in Chinese and English.

Article 34 The joint ventures shall adopt RMB as the standard currency. When RMB converted foreign currency, it shall be converted according to the benchmark exchange rate announced by the People's Bank of China on the day of the submission of the funds.

Article 35 The joint ventures can open foreign exchange deposit accounts and RMB deposit account with domestic bank approved to engage in the business of foreign exchange.

Article 36 The accounting of a joint venture shall adopt the internationally used accrual basis and debit-credit bookkeeping in their work.

Article 37 The joint ventures shall record accounts including the following main items:

a) Cash incomes and expenses;

b) Material sales and purchases;

c) Registered Capital;

d) The time of Registered Capital invested, increasing and conveying Registered Capital.

Article 38 In the first three months of each business year, the account department should organize and have the assets and liabilities statement, loss and gain statement of the past year formulated so as to be examined by a certified public accountant of China and then submit them to the board meeting for the examination and approval.

Article 39 Any Party have the right to employ an accountant to check the accounting statements of the joint ventures, when checking, the joint venture shall offer convenience.

Article 40 The board of directors of the joint venture has the right to decide the time length of devaluation of the fixed assets, in accordance with the Tax Law of China.

Article 41 All matters concerning foreign exchange for joint ventures shall be handled according to the Regulations on Foreign Exchange Control of the People's Republic of China and relevant regulations.

Chapter 7 Profit Sharing

Article 42 The joint venture shall withdraw reserve fund, enterprise development fund and the fund for the workers' welfare & rewards from the profit after tax every year, and the annual withdraw proportion shall be discussed and decided by the board of directors.

Article 43 After the income tax paid and the funds withdrew, the remaining profit shall be distributed according to the proportion of each Participant's investment.

Chapter 8 Staff and Workers

Article 44 The employment, recruitment and dismissal of staff and workers of joint ventures, and their salary, welfare benefits, labor protection, labor insurance, labor discipline and other matters shall be handled according to the state provisions related to labor and social security.

Article 45 Staff and workers of joint ventures may be selected by the joint ventures through tests after approved or agreed by labor service.

Article 46 Salary of staff and workers shall be identified by the board of directors and reflected in the contract according to relevant laws and situations of joint ventures.

Chapter 9 Duration, Termination and Liquidation

Article 47 The operation period of the joint venture is 20 years. The date issuing of the business license of the joint venture shall be the date of establishment of the joint venture.

Article 48 The extension of the operation period of the joint venture, which is agreed by both Parties, can be applied to the examination and approval authority for approval prior to 6months ahead of the termination date of the joint venture with the approval of the board meeting.

Article 49 The termination of the joint venture in advance shall be unanimously decided by all the directors present at the board meeting, and submitted to the examination and approval authority for approval.

Article 50 According to the laws the joint venture shall carry out liquidation upon termination of the joint venture, or when the joint venture is terminated in advance. On completion of the liquidation of a dissolved joint venture, the liquidation committee shall submit a liquidation report approved by a board meeting to the examination and approval authority, go trough formalities for nullifying its registration and hand in its business license to the registration authority.

Article 51 After termination of a joint venture, its account books and documents shall be left in care of the Party A.

Chapter 10 Supplementary Provisions

Article 52 Decisions on the amendment of the articles of association of the joint venture shall be made only after being unanimously agreed upon by more than one-third of the directors present at the board meeting.

Article 53 The article of association shall be written in Chinese and English versions, and shall come into force after being approved by the examination and approval authority. Both language versions are equally authentic. In the event of any discrepancy between the two aforementioned versions, the Chinese version shall prevail. The same applies in the

event of amendments.

Signing Date: October 28, 2006

Party A:

INNER MONGOLIA PRODUCTION COMPANY (HK) LIMITED

Party B:

BEIJIN G JINRUN HONGDA TECHNOLOGY CO.LTD